UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2005

Callisto Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32325	13-3894575
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

420 Lexington Avenue, Suite 1609
New York, New York 10170
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On June 9, 2005, Callisto Pharmaceuticals, Inc. (the “Company”) entered into Extension and Severance Compensation Agreements (the “Agreements”) with each of Gary S. Jacob, the Company’s Chief Executive Officer and Donald H. Picker, the Company’s Executive Vice President, R&D (collectively, the “Executives”). The Agreements extend the term of the employment agreement for each of the Executives to June 13, 2007.

Each of the Agreements provide that in the event there is a change of control of the Company and the Executive’s employment by the Company shall have been terminated within two years after a change in control by him for good reason or by the Company and such termination did not occur as a result of (i) the Executive’s death, (ii) the Executive’s disability, (iii) the Executive’s retirement or (iv) the Executive’s termination for cause, the Executive shall be entitled to an amount equal to the compensation due to the Executive for the Employment Term under the Executive’s Employment Agreement for the time remaining of such Employment Term. In addition, all of the Executive’s unvested stock options shall immediately and irrevocably vest and the exercise period of such options will be extended to the later of the longest period permitted by the Company's stock option plans or ten years following termination.

Item 9.01        Financial Statements and Exhibits

(c)	Exhibits.

10.1	Extension and Severance Compensation Agreement dated June 9, 2005 between Callisto Pharmaceuticals, Inc. and Gary S. Jacob.

10.2	Extension and Severance Compensation Agreement dated June 9, 2005 between Callisto Pharmaceuticals, Inc. and Donald S. Picker.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2005

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob

Gary S. Jacob, Ph.D. Chief Executive Officer